UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 9, 2006

STEN Corporation

   (Exact name of Registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

0-18785                                                           41-1391803

(Commission File Number)                                    (I.R.S. Employer

                                                                                  Identification No.)

10275 Wayzata Boulevard

Minnetonka, Minnesota 55305

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2-8 are not applicable and therefore omitted.

Item  1.01

Entry into a Material Definitive Agreement.

On November 22, 2005, STEN Acquisition Corporation (the “Lender”) entered into a Loan and Merger Option Agreement (the “Agreement”) with Site Equities International, Inc (the “Borrower”) and Borrower’s wholly-owned subsidiary, Paycenters, LLC (“Paycenters”).  The Lender was a newly created wholly-owned subsidiary of STEN Corporation (the “Company”).  On March 9, 2006, the parties entered into an Amendment to Loan and Merger Option Agreement (the “Amendment”).  The summary below of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Amendment, which is included as Exhibit 10.1and is incorporated by reference into this Item 1.01.

Under the Agreement, the Lender disbursed $800,000 of a total loan amount to the Borrower of up to $2,000,000.  The Amendment provides that the remaining $1,200,000 will be disbursed in four additional installments, the first two of which will be in the amount of $100,000 and the last two of which will be in the amount of $500,000. The Borrower disbursed the second installment of $100,000 concurrent with the signing of this Amendment.  Each of the installments is subject to various conditions and the failure of the Borrower to satisfy any of the conditions as to a particular installment relieves the Lender of the obligation to make such loan installment.  Among the conditions the Borrower must meet for the disbursement of the fourth installment of the loan is a requirement that the Borrower obtain a loan from a third party investor (the “New Investor”), with $500,000 disbursed by the New Investor concurrently with the fourth installment and $500,000 additional disbursed by the New Investor concurrently with the fifth installment.  The conditions to the Lender’s disbursement of the fifth installment also include delivery by the Borrower of certain financial statements and evidence of meeting certain business goals, including installment of kiosks, minimum per kiosk revenue and development of additional kiosk services. Further, the Amendment provides that the expiration date of the merger option is the earlier of 270 days following disbursement of the last installment under the Lender’s loan or 90 days after the Borrower provides the Lender written evidence that the Borrower has met certain goals relating to installment of its kiosks and per kiosk monthly revenue.

The Amendment also amends the terms of the plan of merger between the parties.  Pursuant to the plan of merger, as amended by the Amendment, the shareholders of the Borrower and the New Investor will receive common stock of the Company as merger consideration and to discharge the debt of the Borrower to the New Investor.  The number of shares of common stock to be received by the Borrower’s shareholders and the New Investor will be such that the Company’s shareholders immediately prior to the merger will own 50.25% of the Company’s common stock outstanding after the merger, the Borrower’s shareholders immediately prior to the merger will own approximately 39.75% of the Company’s common stock outstanding after the merger and the New Investor will own approximately 10% of the Company’s common stock outstanding after the merger.  The percentage ownership of the Company’s shareholders and the Borrower’s shareholders will be determined on a fully diluted basis, and are subject to adjustment, as described below, for cash contribution by the Company to the Lender.  Under the Agreement, immediately prior to the effective date of the merger, the Company will pay at least $3,000,000 in cash to the Lender.  The Company may, in its sole discretion, pay an amount greater than $3,000,000, with any such additional payments to the Lender made in increments of $1,000,000 and not exceeding a maximum of $15,000,000.  For each $1,000,000 in excess of $3,000,000 paid by the Company, the Amendment provides that the percentage ownership of the Company owned by the Borrower’s shareholders and the New Investor immediately after the merger will decrease by 125 basis points.

In connection with the Amendment, the parties also waived any event of default or breach of the Agreement and each party agreed to indemnify the other against any claims or losses arising out of such waiver.  To the extent not amended by the Amendment, the Agreement continues in full force and effect.

Item  9.01

Financial Statements And Exhibits.

Exhibit	Description
10.1	Amendment to Loan and Merger Option Agreement dated March 9, 2006 by and between STEN Acquisition Corporation, Site Equities International, Inc. and Paycenters, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEN CORPORATION

By:  /s/ Mark Buckrey

Mark Buckrey

Chief Financial Officer

Dated:   March 13, 2006